As filed with the Securities and Exchange Commission on March 17, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ECHO GLOBAL LOGISTICS, INC.

(Exact Name of registrant as specified in its charter)

Delaware	20-5001120
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

600 West Chicago Avenue Suite 725 Chicago, Illinois	60654
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated Echo Global Logistics, Inc. 2008 Stock Incentive Plan

(Full title of the plan)

Douglas R. Waggoner
Chief Executive Officer
Echo Global Logistics, Inc.
600 West Chicago Avenue
Suite 725
Chicago, Illinois  60654

 (Name and address of agent for service)

(800) 354-7993

(Telephone number, including area code, of agent for service)

copy to:

Steven J. Gavin, Esq.

Matthew F. Bergmann, Esq.

Winston & Strawn LLP

35 West Wacker Drive

Chicago, Illinois 60601

(312) 558-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, $0.0001 par value per share	73,350 shares (2)	$12.745	(3)	$934,845.75	(3)	$66.66
Common Stock, $0.0001 par value per share	2,102,900 shares (4)	$7.78	(5)	$16,360,562.00	(5)	$1,166.51

(1)           In accordance with Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional shares of common stock, par value $0.0001 per share, which may be issued pursuant to the Amended and Restated Echo Global Logistics, Inc. 2008 Stock Incentive Plan to prevent dilution from stock splits, stock dividends or similar transactions.

(2)           Shares available for grant, but not yet granted as of the date of this registration statement under the Amended and Restated Echo Global Logistics, Inc. 2008 Stock Incentive Plan.

(3)           Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on March 15, 2010.

(4)           Shares subject to options outstanding under the Amended and Restated Echo Global Logistics, Inc. 2008 Stock Incentive Plan as of the date of this registration statement.

(5)           Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on the weighted average exercise price (rounded to the nearest cent) for such outstanding options.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

We shall send or give to each participant in the Amended and Restated Echo Global Logistics, Inc. 2008 Stock Incentive Plan the document(s) containing the information specified in Part I of Form S-8 as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), such documents are not being filed with or included in this Registration Statement. These documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by Echo Global Logistics, Inc., a Delaware corporation (“Echo Global”), with the Commission are incorporated by reference in this Registration Statement:

(a) Echo Global’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed on March 17, 2010;

(b) Echo Global’s Current Reports on Form 8-K filed on February 5, 2010 and March 4, 2010; and

(c) The description of Echo Global’s common stock, par value $0.0001 per share, contained in Echo Global’s Registration Statement on Form 8-A filed with the Commission on September 25, 2009 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any subsequent amendment or any report filed for the purpose of updating such description.

All documents filed by Echo Global pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.  Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by Echo Global under Items 2.02 or 7.01 of any current report on Form 8-K that Echo Global may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

Delaware General Corporation Law

Echo Global is incorporated under the laws of the State of Delaware. Echo Global’s second amended and restated certificate of incorporation and amended and restated by-laws each provide for the indemnification of Echo Global’s directors, officers, employees and agents to the fullest extent permitted under the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

In addition, Echo Global has the power to indemnify any person who was or is a party or is threatened to be made a party to, or otherwise involved (including involvement as a witness) in, any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

•    for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•    for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•    for payment of dividends or stock purchases or redemptions by the corporation in violation of Section 174 of the Delaware General Corporation Law; or

•    for any transaction from which the director derived an improper personal benefit.

Echo Global’s second amended and restated certificate of incorporation includes such a provision. As a result of this provision, Echo Global and its stockholders may be unable to obtain monetary damages from a director for certain breaches of his or her fiduciary duty to Echo Global. This provision does not, however, eliminate a director’s fiduciary responsibilities and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws.

Indemnification Agreements

Echo Global has entered into indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law, as amended from time to time. These indemnification agreements may require Echo Global, among other things, to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements may also require Echo Global to advance all expenses incurred by the directors or executive officers in investigating or defending any such action, suit or proceeding. However, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to Echo Global (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses that the court shall deem proper).

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

Exhibit No.	Description

4.1

Form of Second Amended and Restated Certificate of Incorporation of Echo Global Logistics, Inc. (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1, file number 333-150514).

4.2	Form of Amended and Restated By-Laws of Echo Global Logistics, Inc. (incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1, file number 333-150514).

4.3	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, file number 333-150514).

4.4	Amended and Restated Echo Global Logistics, Inc. 2008 Stock Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1, file number 333-150514).

5.1	Opinion of Winston & Strawn LLP.

23.1	Consent of Ernst & Young LLP.

23.4	Consent of Winston & Strawn LLP (included in opinion filed as Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).

Item 9.  Undertakings.

Echo Global hereby undertakes:

(a)(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Echo Global pursuant to Section 13 or Section 15(d) of the Exchange Act.

(a)(2)                   That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(a)(3)                   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(b)                                 Echo Global hereby undertakes that, for purpose of determining any liability under the Securities Act,  each filing of Echo Global’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Echo Global pursuant to the foregoing provisions, or otherwise, Echo Global has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of Echo Global in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Echo Global will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois on this 17th day of March, 2010.

ECHO GLOBAL LOGISTICS, INC.
By:
/s/ David B. Menzel
David B. Menzel
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Douglas R. Waggoner and David B. Menzel his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for the undersigned and in the name of the undersigned, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Douglas R. Waggoner	Chief Executive Officer (principal executive	March 17, 2010
Douglas R. Waggoner	officer) and Director

/s/ David B. Menzel	Chief Financial Officer (principal accounting	March 17, 2010
David B. Menzel	and financial officer)

/s/ Samuel K. Skinner	Chairman of the Board	March 17, 2010
Samuel K. Skinner

/s/ John R. Walter	Director	March 17, 2010
John R. Walter

/s/ John F. Sandner	Director	March 17, 2010
John F. Sandner

/s/ Peter J. Barris	Director	March 17, 2010
Peter J. Barris

/s/ Anthony R. Bobulinski	Director	March 17, 2010
Anthony R. Bobulinski

/s/ Eric. P. Lefkofsky	Director	March 17, 2010
Eric P. Lefkofsky

/s/ Bradley A. Keywell	Director	March 17, 2010
Bradley A. Keywell

/s/ Matthew W. Ferguson	Director	March 17, 2010
Matthew W. Ferguson

INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description of Document

4.1

Form of Second Amended and Restated Certificate of Incorporation of Echo Global Logistics, Inc. (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1, file number 333-150514).

4.2	Form of Amended and Restated By-Laws of Echo Global Logistics, Inc. (incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1, file number 333-150514).

4.3	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, file number 333-150514).

4.4	Amended and Restated Echo Global Logistics, Inc. 2008 Stock Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1, file number 333-150514).

5.1	Opinion of Winston & Strawn LLP.

23.1	Consent of Ernst & Young LLP.

23.4	Consent of Winston & Strawn LLP (included in opinion filed as Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).